Exhibit 5.1

October 27, 2014

Upland Software, Inc.

401 Congress Avenue, Suite 1850

Austin, TX 78701

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (Registration No. 333-198574), as amended and as may be subsequently amended (the “Registration Statement”), filed by Upland Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 4,423,077 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The Shares include 576,923 Shares to be issued and sold in the event of the underwriters’ exercise of an over-allotment option granted by the Company to the underwriters of the offering. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters. As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale of the Shares.

As legal counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares, when issued, sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

October 27, 2014

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation